Exhibit 99.1

For Immediate Release

Company Contact:	Investor Relations Contact:

Judith H. Henkels, Precis, Inc.	Peter Seltzberg, Cameron Associates
Chief Executive Officer	Vice President
Telephone: 972-522-2000	Telephone: 212-245-8800 x205
Email: jhenkels@precis-pcis.com	Email: peter@cameronassoc.com

Precis, Inc. Announces 500,000 Share Repurchase Authorization

GRAND PRAIRIE, TX, July 8, 2004—Precis, Inc. (NASDAQ: PCIS) a leader in healthcare services and membership based programs, announced today that its Board of Directors has approved the repurchase of up to 500,000 shares of PCIS common stock in open market or private transactions over the next one-year period depending on prevailing market conditions.  This is the only stock repurchase currently authorized and represents approximately 4.2% of the company’s total outstanding shares, at its maximum.  The stated purpose of the repurchase program is to enhance shareholder value through a reduction in the number of shares of PCIS common stock outstanding.

Judith Henkels, President and CEO of Precis, Inc. commented, “This stock repurchase authorization demonstrates the commitment to and confidence we have in the future of our company, and will allow us to take advantage of opportunities we see to add to our shareholders’ value.”

About Precis, Inc.

Precis is a national membership marketing company that provides membership programs to a variety of industries including: healthcare, retail, banking, consumer finance and member based associations. Its leading program, Care Entrée, is marketed as a membership based healthcare savings program designed to significantly reduce out-of-pocket medical expenses at affordable rates to the consumer while helping the medical community receive accelerated payment for their services.  The Care Financial subsidiary offers businesses and individuals a broad range of financial solutions, including health and life insurance, annuities and cafeteria plan style flexible spending plans and healthcare reimbursement arrangements.  Access HealthSource (“Access”) provides full service third party administration services.  For more information on Precis, its subsidiaries Care Entrée, Foresight, Inc., Access, or Care Financial, LLC, visit www.precis-pcis.com, www.careentree.com, www.foresightclub.com, www.accesshealthsource.com and www.care-financial.com, respectively.

Certain statements included in this news release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology such as “anticipate”, “believes”, “expects”, “may”, “will”, or “should”, or other variations thereon, by discussions of strategies that involve risks and uncertainties. Precis, Inc.’s actual results or industry results may be materially different from any future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include general economic and business conditions; Precis, Inc.’s ability to implement its business strategies; competition; availability of key personnel; increasing operating costs; unsuccessful promotional efforts; changes in brand awareness; acceptance of new product offerings; retention of members and independent marketing representatives; and changes in, or the failure to comply with, government regulations.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statement, whether as a result of new information, future events, or otherwise.

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